ISSUER FREE WRITING PROSPECTUS
Dated January 3, 2012
Filed pursuant to Rule 433
Registration Statement No. 333-169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Healthcare Trust, Inc. (the “Company”) filed a registration statement on Form S-11 (including the prospectus dated February 18, 2011) with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus and supplements thereto are available on the SEC Web site at http://sec.gov/Archives/edgar/data/1499875/000114420411009880/v211699_424b3.htm, http://www.sec.gov/Archives/edgar/data/1499875/000114420411060072/v238470_424b3.htm, http://www.sec.gov/Archives/edgar/data/1499875/000114420411064325/v240546_424b3.htm, http://sec.gov/Archives/edgar/data/1499875/000114420411068548/v242443_424b3.htm, and http://sec.gov/Archives/edgar/data/1499875/000114420411069318/v242845_424b3.htm.  Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-373-2522.

The Company issued the following press release on January 3, 2012:

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CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires Medical Office Building

New York, NY, January 3, 2012 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced that on December 29, 2011, the Company closed its acquisition of a fee simple interest in a medical office building located in Willingboro, New Jersey, for a purchase price of approximately $3.3 million, exclusive of closing costs. The acquisition increases the total size of ARC Healthcare’s portfolio to approximately $164.5 million comprised of 12 properties.

The one story, 11,000 square foot building is 100% leased to The Cooper Health System, a New Jersey not-for-profit corporation.  The lease commenced in April 2010 and has a 10-year term expiring in April 2020.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.